Exhibit 99.1

Contact:	Cameron Kline	FOR IMMEDIATE RELEASE
PECO
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-5555

PECO Reaches Settlement on Gas Delivery Service Rate Increase

Agreement allows for energy efficiency and low-income programs as well as funds to improve gas system

PHILADELPHIA (Aug. 21, 2008) – PECO today filed a joint settlement petition with the Pennsylvania Public Utility Commission (PUC), signaling that it has reached an agreement with six entities regarding the service rate increase it requested in March 2008.

The settlement petition provides for a revenue increase of $76.5 million, or $21.8 million less than the $98.3 million originally requested. If approved by the PUC, the average monthly residential bill of $141.58 would increase by $10.83, or 7.6 percent. The average monthly commercial bill of $688.22 would increase by $50.38, or 7.3 percent.

The settlement would also significantly enhance PECO’s low-income programs, specifically its Customer Assistance Program (CAP) and Low Income Usage Reduction Program (LIURP). Under the plan, CAP would be expanded from two income-adjusted rates to four income-adjusted rates and funding would be increased from $4.3 million annually to approximately $13.7 million annually. This would allow PECO to help even more low-income customers. Funding for LIURP, which provides free weatherization measures to low-income customers, would be increased from almost $900,000 to $2.25 million.

In the filing, PECO also has proposed significant new energy efficiency programs to help customers manage their energy usage and gas bill. One of the programs is a new appliance rebate program that would provide customers with a $300 rebate to replace old furnaces or boilers with new high efficiency-certified models and a $50 rebate to replace old water heaters.

PECO is planning $280 million worth of investments to the system during the next five years. Among the critical reliability projects are increasing flow to portions of the service territory experiencing growth, repairing and replacing aging equipment and distribution lines, and increasing system efficiencies with new technologies.

“This increase is necessary to meet our obligation of providing safe, reliable service at a reasonable cost and meet the future demands of an increasing customer base,” said Mark Alden, vice president of Gas for PECO. “While there is never a good time for a rate increase, this settlement allows for many additional programs to allow customers to adjust.”

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The rate filing is also needed because of the rising costs of materials and expenses. For example, steel pipe has risen 30 percent over the last five years. Copper and brass fittings are up 35 percent. Health care and other employee-related expenses have also risen sharply since the last delivery service rate increase in 1988.

PECO’s natural gas bill is made up of two parts. The delivery charge – the subject of this filing – is the cost of moving the natural gas to customers and makes up about a quarter of the average residential bill. This charge provides the funds PECO needs to maintain the gas distribution system, buy equipment and materials and to pay salaries. The gas commodity charge, about three-quarters of an average bill, reflects the cost PECO pays to buy gas on the wholesale market. PECO does not make any money on this portion of the bill. PECO does not propose any increase to the commodity charge in this filing.

While the commodity charge has fluctuated with the price of wholesale natural gas, PECO’s delivery rate has stayed the same for 20 years and is currently the lowest in the state. No other natural gas delivery company in Pennsylvania has gone as long without an increase to its delivery rate.

PECO’s proposed settlement will be reviewed by an administrative law judge, who will provide an opinion to the PUC as part of the PUC’s review of PECO’s rate request. Any approved rate adjustment would likely be effective no later than Jan. 1, 2009. Customers with questions about the filing may call PECO at 1-800-494-4000.

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Based in Philadelphia, PECO serves 1.6 million electric and 480,000 natural gas customers in southeastern Pennsylvania and employs about 2,500 people in the region. PECO delivered 78.5 billion cubic feet of natural gas and 39.9 billion kilowatt-hours-hours of electricity in 2007. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.